Press Release

FOR IMMEDIATE RELEASE:

Contact: Terri McKay, FHLBank Pittsburgh, 412-288-2830, cell: 412-523-8511, terri.mckay@fhlb-pgh.com

FHLBank Pittsburgh Announces Second Quarter Financial Results

PITTSBURGH, July 29, 2015 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced unaudited financial results for the second quarter of 2015. The Bank recorded net income of $80.6 million, and the Board of Directors declared dividends of 5.0 percent annualized on activity stock and 3.0 percent annualized on membership stock. Dividends are payable to the Bank’s stockholders on July 30, 2015.

“We are pleased with our second quarter performance, which demonstrated significant growth in advance levels,” said Winthrop Watson, president and chief executive officer. “We are gratified to provide products our members need and want while setting aside a meaningful contribution to affordable housing.”

Operating Results

The Bank’s net income totaled $80.6 million for the second quarter of 2015, an increase of $36.0 million compared to $44.6 million for the second quarter of 2014. This increase was driven primarily by higher net gains on derivatives and hedging activities and higher net interest income, partially offset by net losses on trading securities. Net gains on derivatives and hedging activities were $29.1 million for the second quarter of 2015, an increase of $38.6 million compared to a net loss of $9.5 million in the second quarter of 2014. Net interest income in the second quarter of 2015 was $81.1 million compared to $65.8 million in the second quarter of 2014, an increase of $15.3 million. This increase in net interest income was primarily due to increased interest income on advances driven by higher average advance volumes, partially offset by decreased interest income on mortgage loans held for portfolio. Interest income on advances in the second quarter of 2015 was $81.6 million compared to $62.0 million for the second quarter of 2014. Net losses on trading securities were $10.1 million in the second quarter of 2015, a decline of $16.9 million compared to a net gain of $6.8 million in the second quarter of 2014. Second quarter 2015 performance allowed the Bank to set aside $9.0 million for affordable housing programs.

For the six months ended June 30, 2015, net income was $151.7 million, compared to $124.5 million for the same prior-year period, an increase of $27.2 million. The increase was primarily due to net gains on derivatives and hedging activities and higher net interest income, partially offset by lower gains on litigation settlements (net of legal fees and expenses) and net losses on trading securities. Net gains on derivatives and hedging activities were $21.5 million for the six months ended June 30, 2015, an increase of $40.2 million compared to a net loss of $18.7 million in the same prior-year period. Net interest income for the six months ended June 30, 2015 was $156.6 million compared to $128.1 million in the same prior-year period, an increase of $28.5 million. This increase was primarily due to increased interest income on advances driven by higher average advance volumes, partially offset by decreased interest income on mortgage loans held for portfolio and decreased prepayment fees. Interest income on advances in the six months ended June 30, 2015 was $155.3 million compared to $122.0 million in the same period of 2014. The decline in gains on litigation settlements relates to the settlement of claims against certain defendants arising from investments the Bank made in private-label mortgage-backed securities, net of legal fees and expenses, which was $15.3 million in the first six months of 2015 compared to $36.6 million in the same prior-year period. Net losses on trading securities for the six months ended June 30, 2015 were $3.3 million, a decline of $19.9 million compared to a gain of $16.6 million for the same period in 2014.

Balance Sheet Highlights

At June 30, 2015, total assets were $94.0 billion, compared with $85.7 billion at December 31, 2014, an increase of $8.3 billion. The increase was primarily due to higher advances, which totaled $71.5 billion at June 30, 2015, an increase of $8.1 billion compared to $63.4 billion at December 31, 2014. Advance volume growth was broad-based across member classifications due to increased liquidity needs and loan demand.

Total capital at June 30, 2015, was $4.4 billion compared to $4.0 billion at December 31, 2014. The increase was due to additional stock purchases related to advance activity. Total retained earnings at June 30, 2015, were $854.8 million compared to $837.5 million at December 31, 2014. Total retained earnings at June 30, 2015, included $141.6 million of restricted retained earnings compared with $111.2 million of restricted retained earnings at December 31, 2014. At June 30, 2015, FHLBank Pittsburgh had total regulatory capital of $4.3 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 5.0 percent and a dividend on subclass B1 (membership) stock equal to an annual yield of 3.0 percent. These dividends will be calculated on stockholders’ average balances during the period April 1, 2015, to June 30, 2015, and credited to stockholders’ accounts on Thursday, July 30, 2015.

Detailed financial information regarding second quarter 2015 results will be available in FHLBank Pittsburgh’s Quarterly Report on Form 10-Q, which the Bank anticipates filing on August 6, 2015. Detailed financial information regarding 2014 is available in the Bank’s 2014 Annual Report on Form 10-K, which can be accessed through FHLBank Pittsburgh’s website at www.fhlb-pgh.com or on the SEC’s website at www.sec.gov.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of the banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

This document contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to MBS; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	June 30, 2015	December 31, 2014
ASSETS:
Cash and due from banks	$5,377.2	$2,451.1
Federal funds sold	2,810.0	4,585.0
Trading securities	370.0	281.0
Available-for-sale securities	7,858.6	8,408.8
Held-to-maturity securities	2,869.2	3,246.8
Advances	71,489.2	63,408.4
Mortgage loans held for portfolio, net of allowance for credit losses of $6.3 and $7.3, respectively	3,053.0	3,123.3
All other assets	212.3	172.7

Total assets	$94,039.5	$85,677.1

LIABILITIES:
Consolidated obligations, net	$88,614.0	$80,772.6
All other liabilities	1,033.4	901.5

Total liabilities	89,647.4	81,674.1

CAPITAL:
Capital stock	3,425.2	3,041.0
Retained earnings	854.8	837.5
Accumulated other comprehensive income	112.1	124.5

Total capital	4,392.1	4,003.0

Total liabilities and capital	$94,039.5	$85,677.1

	Three months ended June 30,		Six months ended June 30,
Condensed Statement of Income	2015	2014	2015	2014
Total interest income	$169.3	$153.9	$332.4	$305.8
Total interest expense	88.2	88.1	175.8	177.7

Net interest income	81.1	65.8	156.6	128.1

Provision (benefit) for credit losses	0.3	0.4	(0.2)	(3.5)

Gain on litigation settlements, net	—	—	15.3	36.6

All other income	26.2	2.4	31.9	7.5

All other expense	17.4	18.2	35.4	37.3

Income before assessments	89.6	49.6	168.6	138.4

Affordable Housing Program assessment	9.0	5.0	16.9	13.9

Net income	$80.6	$44.6	$151.7	$124.5

# # #